Exhibit 5.1

O’Melveny & Myers LLP JC Plaza, 12th Floor 1225 Nanjing Road West Shanghai 200040	T: +1 86 21 2307 7091 F: +1 86 21 2307 7300 omm.com	File Number: 0134980-00002

May 30, 2025

CapsoVision, Inc.

18805 Cox Avenue, Suite 250

Saratoga, CA 95070

Re:	Registration Statement on Form S-1 (File No. 333-287148)
Up to 6,037,500 Shares of Common Stock of CapsoVision, Inc.

We have acted as special counsel to CapsoVision, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission on May 9, 2025 (File No. 333-287148) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the Company of up to 6,037,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes the full exercise of the option granted to the Underwriters (as defined below) to purchase up to an additional 787,500 shares of Common Stock (the “Shares”), pursuant to an underwriting agreement (the “Agreement”), between the Company, The Benchmark Company, LLC and Roth Capital Partners, LLC (the “Underwriters”).

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, we are of the opinion that the issuance and sale of the Shares have been duly authorized by all necessary corporate action on the part of the Company, and upon payment for and delivery of the Shares in accordance with the Agreement, the Shares will be validly issued, fully paid and non-assessable.

The law covered by this letter is limited to the present law of the State of Delaware and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading “Legal Matters.” This letter is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances that arise after the date hereof and come to our attention or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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